Exhibit 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (“Agreement”) is entered into as of January 17, 2020, by and between CloudCommerce, Inc., a Nevada corporation (the “Company”), and Bountiful Capital, LLC, a Nevada limited liability company, (the “Investor”), with respect to the following facts:

R E C I T A L S

A.       The Company entered into loan transactions with the Investor in the aggregate principal amount of $240,500.00, as described below, which were evidenced by certain promissory Demand Notes (the “Notes”), copies of which are attached hereto as Exhibit A.

Effective Date	Annual Interest	Outstanding Principal Balance
November 30, 2017	5%	$30,000.00
January 30, 2018	5%	72,000.00
February 2, 2018	5%	85,000.00
July 23, 2019	5%	25,000.00
August 20, 2019	5%	10,000.00
August 28, 2019	5%	18,500.00
		$240,500.00

B.       The Notes are demand notes, which allow the Investor to demand immediate and full payment at any time. The total accrued interest on the Notes is $19,198.00. The Investor desires to tender the Notes to the Company for cancellation, including all outstanding principal, in exchange for the issuance by the Company to the Investor 2,597 shares of Series G preferred stock, which may, at the option of the Investor, be converted into shares of the Company’s common stock pursuant to the certificate of designation of the Series G preferred stock (the “Convertible Preferred Stock”).

C.       The Company desires to issue the Convertible Preferred Stock to the Investor in exchange for the cancellation of the Notes.

D.       The closing of the transactions contemplated by this Agreement (the “Closing”) will be deemed to have occurred upon the completion of the deliveries by each Party to this Agreement described in Section 2 of this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the recitals stated above, the parties to this Agreement hereby agree as follows:

Section 1. EXCHANGE OF THE NOTES FOR THE CONVERTIBLE PREFERRED STOCK

The Investor agrees to tender the Demand Notes to the Company for cancellation in exchange for which the Company agrees to issue the Convertible Preferred Stock to the Investor. The Investor agrees that upon delivery of the Convertible Preferred Stock to the Investor, the Notes shall be deemed

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fully paid and satisfied, null and void and no interest, fees or principal shall be due thereon. In the event the Notes are lost or destroyed, the Investor hereby warrants that the Notes are lost or destroyed and agrees to immediately surrender to the Company said Notes should it later be found and the Investor shall provide the Company with an affidavit of loss of said Notes. The Investor hereby agrees to indemnify and hold harmless the Company and its affiliates against all liability, costs, damages, claims or expenses which may be incurred by any of them as a result of any claim to ownership of the lost Notes asserted by the Investor or by anyone other than Investor.

Section 2. DELIVERIES

2.1       The Company. The Company will issue the Convertible Preferred Stock upon the execution of this Agreement.

2.2       The Investor. The Investor will deliver the Notes or an affidavit that said Notes are lost upon the execution of this Agreement. The Investor also agrees to deliver any other document reasonably requested by the Company that it deems necessary for the consummation of the transactions contemplated by this Agreement.

Section 3. EQUITABLE Relief.

3.1       Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

3.2        Equitable Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants or provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, shall be entitled to immediate equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

Section 4. Investor Representation and Warranty

4.1       Investor’s Representations and Warranties. As a material inducement to the Company to enter into this Agreement and consummate the exchange, Investor represents warrants and covenants with and to the Company as follows:

i.	Authorization and Binding Obligation. The Investor has the requisite legal capacity, power and authority to enter into, and perform under, this Agreement, including with respect to canceling the note and receiving the Convertible Preferred Stock. The execution, delivery and performance of this Agreement and performance by such Investor and the consummation by such Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, partnership or similar action on the part of such Investor and no further consent or authorization is required. This Agreement has been duly authorized, executed and delivered by the Investor. This Agreement has been duly executed and delivered
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by the Investor, and constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

ii.	Beneficial Owner. With respect to the Note (i) the Investor owns, beneficially and of record, good and marketable title to the Note, free and clear of any taxes or encumbrances; (ii) the Note is not subject to any transfer restriction, other than the restriction that the Note not been registered under the Securities Act of 1933, as amended (the “1933 Act”) and, therefore, cannot be resold unless registered under the 1933 Act or in a transaction exempt from or not subject to the registration requirements of the 1933 Act; (iii) the Note has not entered into any agreement or understanding with any person or entity to dispose of the Note; and (iv) at the Closing, the Investor will convey to the Company good and marketable title to the Note, free and clear of any security interests, liens, adverse claims, encumbrances, taxes or encumbrances.

iii.	Accredited Investor. Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

iv.	Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Convertible Preferred Stock. Such Investor acknowledges receipt of copies of the Company’s most recent Annual Report on Form 10-K for its last fiscal year and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-K and prior to the date hereof.

v.	Proceedings. No proceedings relating to the Note is pending or, to the knowledge of the Investor, threatened before any court, arbitrator or administrative or governmental body that would adversely affect the Investor’s right and ability to surrender and exchange the Note.

vi.	Tax Consequences. The Investor acknowledges that the contents this Agreement do not contain tax advice and Investor acknowledges that it has not relied and will not rely upon the Company with respect to any tax consequences related to the exchange of the Note and receipt of the Convertible Preferred Stock. The Investor assumes full responsibility for all such consequences and for the preparation and filing of any tax returns and elections which may or must be filed in connection with such Note and/or the exchange of the Note for the Convertible Preferred Stock.

vii.	Reliance on Exemptions. The Investor understands that the Convertible Preferred Stock is being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein
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and in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

viii.	Neither the Investor nor its agent or representative has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions contemplated herein.

Section 5. MISCELLANEOUS

5.1       Further Assurances. The parties to this Agreement hereby agree to execute any other documents and take any further actions, which are reasonably necessary or appropriate in order to implement the transactions contemplated by this Agreement.

5.2       Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

5.3       Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Nevada. The federal and state courts located in Clark County, Nevada shall have sole and exclusive subject matter jurisdiction over this Agreement and the parties expressly consent to personal jurisdiction in Nevada for the purpose of resolving any dispute related to the making or interpretation of this Agreement.

5.4       Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, if any, and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, if any.

5.5       Severability. The provisions of this Agreement are severable and in the event that one or more of its provisions are deemed to be unenforceable or invalid for any reason, such finding will not affect the enforceability or validity of any other provision of this Agreement, which shall remain in full force and effect.

5.6       Public Disclosure. The Company and the Investor agree not to issue any public statement with respect to the Investor’s investment or proposed investment in the Company or the terms of any agreement or covenant without the other party’s prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation.

5.7       Waiver. No failure or delay on the part of either party hereto in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.

5.8        Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

5.9        Parties in Interest. None of the provisions of this Agreement or of any other document

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relating hereto is intended to provide any rights or remedies to any person (including, without limitation, any employees or creditors of the Company) other than the parties hereto and their respective heirs, successors and assigns, if any.

5.10       Authorized Signatures. Each party to this Agreement hereby represents that the persons signing below are duly authorized to execute this Agreement on behalf of their respective party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:	CLOUDCOMMERCE, INC.

By: /s/ Andrew Van Noy

Andrew Van Noy, Chief Executive Officer

INVESTOR:	BOUNTIFUL CAPITAL, LLC

By: /s/ Greg Boden

Greg Boden, President

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EXHIBIT A

NOTES